Exhibit 99.1

BioCorp Ventures and Senesco Enter into License Agreement for the Application of eIF5A to Sustainable Energy

Companies will cooperate to commercialize cutting-edge gene regulation technology for biofuels

San Francisco, Calif., and Bridgewater, N.J., February 14th, 2012 –BioCorp VenturesLLC, a division of technology incubator US Equity Holdings, and Senesco Technologies, Inc. (NYSE AMEX: SNT) today announced that they have entered into a research and development agreement touseSenesco’sproprietary eukaryotic translation initiation Factor 5A(eIF5A) technology platform for sustainable energy applications. BCV, a newly formed start-up company, will have a license to evaluate Senesco’s technology for the development of plants and plant products suitable for use in the production of biofuel and biofuel feedstock, including all species of algae and all species in the genus Miscanthus(perennial grasses).Biofuels derived from these organisms include biodiesel and bioethanol. The companies will continue ongoing research and development as BCV works on commercializing the technology.

BCV will be fully responsible for further assessing the potential of the Senesco technology for all biofuel applications and determining the route to the commercialization of biofuel products.  Through its significant know-how at the University of Waterloo, Senesco will be responsible for technology transfer and providing technical advice to facilitate BCV operations.  After the initial evaluation phase, the agreement provides annual license maintenance payments to Senesco and royalty payments if a product is commercialized by BCV.  As part of the agreement, Senesco has a 15% equity interest in BCV and the right to appoint one member to BCV’s advisory board.

“Low-cost, environmentally friendly biofuels will be increasingly valuable as the world moves to a low-carbon future,” said Chester Aldridge, Chairman of US Equity Holdings. “We are embarking on a critical evaluation phase that will tell us just how powerful Senesco’s technology can be in developing enhanced plant strains that enable biofuels to be produced in an efficient and environmentally responsible way.  Senesco’s technology has been licensed in other biotech industries to well known companies such as Monsanto and Bayer CropScience so we believe that the underlying technology canyield favorable results in biofuels.”

"The US Equity Holdings team has impressed us with its ability to identify and incubate cutting-edge technologies with the possibility to make a significant impact on the world,” said Leslie J. Browne, Ph.D., President and CEO of Senesco.“We are excited to work withBioCorp Ventures to expand the reach of our technology into biofuels while maintaining our internal focus on cancer therapeutics."

Senesco has been developing gene regulation technologies that may be useful ingenerating strains of biofuel-yielding organismswith superior growth characteristics. Senesco and other licensees have demonstrated that its technology has the potentialto enhance size, yields and resistance to stress, like drought, salinity and disease,in plants. Starting in 1999, Senesco has entered into license agreements with leading-edge companies engaged in agricultural biotechnology, including Monsanto and Bayer CropScience, who are applying Senesco technology in product development in important crops including rice, soy and cotton. Senesco has strong intellectual property with 102 issued patents, covering multiple compositions of matter and methods of use.

About BioCorp Ventures:
BioCorp Ventures (BCV) is a company specifically formed to license biofuel applications of technology developed by Senesco Technologies, Inc. BCV was founded in 2011 by the management team of US Equity Holdings. For more information, visitwww.biocorpventures.com.

About US Equity Holdings:
US Equity Holdings provides a number of advisory services for individuals and companies ranging from start-ups to large publicly traded corporations. The company's areas of expertise include merchant banking, venture capital, investment banking, business planning, strategic planning and business development. For more information, visitwww.usequityholdings.com.

About Senesco Technologies, Inc.:

Senesco Technologies is leveraging proprietary technology that regulates programmed cell death, or apoptosis. Accelerating apoptosis may have applications in treating cancer, while delaying apoptosis may have applications treating certain inflammatory and ischemic diseases. The Company has initiated a clinical study in multiple myeloma with its lead therapeutic candidate SNS01-T. Senesco has already partnered with leading-edge companies engaged in agricultural biotechnology, and is entitled to earn research and development milestones and royalties if its gene-regulating platform technology is incorporated into its partners’ products.

US Equity Holdings	Senesco Technologies Inc.
Tony Shapiro, 415-480-6810	Leslie J. Browne, Ph.D., 908-864-4444
tony@usequityholdings.com	President & CEO
or
Investor Relations:
CEOcast, Inc.
Robert Woods, 212-732-4300
rwoods@ceocast.com